Exhibit 5.1

8750 West Bryn Mawr Avenue Suite 1300 Chicago, Illinois 60631 Direct Dial: 773.765.7499 Email: nick.chulos@oldnational.com

November 25, 2024

Old National Bancorp

One Main Street

Evansville, IN 47708

Ladies and Gentlemen:

I am the Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National Bancorp, an Indiana corporation (the “Company”), and am providing this opinion in connection with the offering and sale by the Company of shares (the “Shares”) of common stock of the Company, no par value per share (the “Common Stock”), having an aggregate offering price to the public of up to $460,000,000 pursuant to the Company’s automatic shelf registration statement on Form S-3ASR (File No. 333-272312) filed on June 1, 2023 (the “Registration Statement”), a base prospectus dated May 31, 2023 and related prospectus supplement dated November 25, 2024 (the “Prospectus Supplement”), that certain underwriting agreement dated November 25, 2024 (the “Underwriting Agreement”), by and among the Company, the Underwriter, the Forward Seller and the Forward Purchaser named therein, the forward confirmation, entered into on November 25, 2024, between the Company and the Dealer named therein (the “Forward Confirmation”) and any additional forward confirmation entered into between the Company and the Dealer named therein in connection with the exercise by the Underwriter of its option to purchase additional Shares pursuant to the Underwriting Agreement (the “Additional Forward Confirmation” and, together with the Forward Confirmation, the “Forward Sale Agreement”).

For purposes of this opinion letter, I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed the legal capacity of all natural persons and the genuineness of all signatures, including electronic signatures.

Based on the foregoing, and subject to the additional assumptions and qualifications below, I advise you that, in my opinion:

1.	When the Securities (as defined in the Underwriting Agreement) have been issued, sold and/or delivered by the Company or the Forward Seller pursuant to the terms of the Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable; and

2.	When the Confirmation Securities (as defined in the Underwriting Agreement) have been issued, sold and/or delivered by the Company pursuant to the terms of the Forward Sale Agreement against payment of the consideration set forth in the Forward Sale Agreement, such Shares will be validly issued, fully paid and non-assessable.

In rendering the above opinion, I have assumed that: (a) the Shares will not be issued or transferred in violation of any restrictions or limitations contained in the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), (b) upon the issuance of such Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of share of Common Stock that the Company is then authorized to issue under the Articles, and (c) the terms of certain sales of the Shares pursuant to the Underwriting Agreement or the Forward Sale Agreement, as the case may be, will be authorized and approved by the Board of Directors of the Company or a committee thereof established by the Board of Directors of the Company with the authority to issue and sell the Shares pursuant to the Underwriting Agreement or the Forward Sale Agreement in accordance with Indiana Business Corporation Law, the Articles, the Bylaws (as amended) of the Company and the resolutions of the Board of Directors of the Company.

I am a member of the Bar of the State of Indiana and the foregoing opinion is limited to the laws of the State of Indiana. I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to me under the caption “Validity of Securities” in the Prospectus Supplement, which is part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules of regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Nicholas J. Chulos

Nicholas J. Chulos

Executive Vice President,

Chief Legal Officer and Corporate Secretary